Registration No. 333-14459
                                                  Rule 424 (b)(2)

PRICING SUPPLEMENT No. 32 Dated July 17, 1997 (To Prospectus dated November 18, 1996)

                    $3,000,000,000

     H O U S E H O L D  F I N A N C E  C O R P O R A T I O N

                  Medium Term Notes

          Due Nine Months or More from Date of Issue
                      ________________

Principal Amount:  $14,000,000

Price to Public:   100%       Proceeds to HFC:  99.9129%

Issue Date:   July 22, 1997    Stated Maturity:  July 22, 2002

Redeemable On or After:  Not Applicable.

Initial Interest Rate:  To be determined on July 18, 1997.

Interest Rate Basis:  LIBOR Telerate.

Spread or Spread Multiplier:  Plus .17% (+ 17 basis points).

Interest Payment Dates:  On the 22nd of January, April, July and
     October of each year, commencing October 22, 1997, and the Stated Maturity. If said day is not a Business Day, payments shall be made on the next succeeding Business Day.

Regular Record Date: The date fifteen (15) calendar days (whether or not a Business Day) prior to each Interest Payment Date or the Stated Maturity, as the case may be.

Interest Reset Date:  On each Interest Payment Date.

Interest Determination Date: On the second London Business Day prior to each Interest Payment Date.

Index Maturity:  Three months.

Agent:   UBS Securities LLC, as Principal

Agent's Discount or Commission:  0.0871%


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